CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form N-14 (File No. 333-170762) of:
(i) our report dated December 15, 2009, relating to the financial statements and financial highlights which appears in the October 31, 2009 Annual Report to Shareholders of Invesco Global Fund (formerly known as AIM Trimark Fund), one of the portfolios constituting AIM Investment Funds (Invesco Investment Funds), which is also incorporated by reference into the Amendment;
(ii) our report dated February 17, 2010, relating to the financial statements and financial highlights which appears in the December 31, 2009 Annual Report to Shareholders of Invesco Global Core Equity Fund, one of the portfolios constituting AIM Funds Group (Invesco Funds Group) which is also incorporated by reference into the Amendment;
(iii) our reports dated August 16, 2010, relating to the financial statements and financial highlights which appear in the June 30, 2010 Annual Reports to Shareholders of
•	Invesco Van Kampen Global Equity Allocation Fund and,

•	Invesco Van Kampen Global Franchise Fund,

two of the portfolios constituting AIM Investment Funds (Invesco Investment Funds), which are also incorporated by reference into the Amendment;
We also consent to the references to us under the headings “Financial Highlights,” in the prospectuses and “Other Service Providers” in the statements of additional information which are incorporated by reference into the Amendment.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Houston, Texas
December 28, 2010